Exhibit 10.11

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A.

J.P. MORGAN SECURITIES INC.

270 Park Avenue

New York, NY 10017

CONFIDENTIAL

May 31, 2007

PharMerica, Inc.
1300 Morris Drive, Suite 100
Chesterbrook, PA 19087

Attention of:	Mr. Jack Quinn
Vice President and Corporate Treasurer

Kindred Pharmacy Services, Inc.
680 South Fourth Street
Louisville, KY 40202

Attention of:	Mr. Richard A. Lechleiter
Executive Vice President and Chief Financial Officer

Safari Holding Corporation
1901 Campus Place
Louisville, KY 40219

Attention of:	Mr. Gregory S. Weishar
Chief Executive Officer

PharMerica Corporation

$375,000,000 Senior Secured Credit Facilities

Commitment Letter

Ladies and Gentlemen:

PharMerica, Inc., a Delaware corporation (“PharMerica LTC”), and Kindred Pharmacy Services, Inc., a Delaware corporation (“KPS”), have advised JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities Inc. (“JPMorgan” or the “Arranger”; JPMCB and JPMorgan are collectively referred to as “we” or “us”) that, pursuant to a Master Transaction Agreement dated as of October 25, 2006 (such agreement, together with the related definitive documentation, the “Transaction Agreement”), by and among AmerisourceBergen Corporation, a Delaware corporation (“AmerisourceBergen”),

PharMerica LTC, Kindred Healthcare, Inc., a Delaware corporation (“Kindred”), Kindred Healthcare Operating, Inc., a Delaware corporation and wholly owned subsidiary of Kindred (“KHO”), KPS, Safari Holding Corporation, a Delaware corporation (“Newco” and, together with PharMerica LTC and KPS, “you”), Hippo Merger Corporation, a Delaware corporation and wholly owned subsidiary of Newco (“Hippo Merger Sub”), and Rhino Merger Corporation, a Delaware corporation and wholly owned subsidiary of Newco (“Rhino Merger Sub”): (a) (i) Pharmacy Corporation of America, a Delaware corporation and a wholly-owned subsidiary of PharMerica LTC, will transfer its wholly owned subsidiaries PMSI, Inc. and TMESYS, Inc., which conduct AmerisourceBergen’s workers’ compensation services businesses, to AmerisourceBergen or a subsidiary of AmerisourceBergen that is not a subsidiary of PharMerica LTC, (ii) each of AmerisourceBergen, PharMerica LTC, Kindred and KPS will take all actions necessary to cause AmerisourceBergen and Kindred, respectively, to own all of PharMerica LTC’s and KPS’s right, title and interest in all assets that are not owned, used or held for use primarily in connection with the institutional pharmacy business of PharMerica LTC or KPS, respectively, and to assign and transfer to AmerisourceBergen and Kindred, respectively, all of PharMerica LTC’s and KPS’s liabilities not relating to its institutional pharmacy business and (iii) each of AmerisourceBergen, PharMerica LTC, Kindred and KPS will take all actions necessary to cause PharMerica LTC and KPS, respectively, to own all of AmerisourceBergen’s and Kindred’s right, title and interest in all assets used or held for use primarily in connection with the institutional pharmacy business that are not already owned by PharMerica LTC and KPS, and to assign and transfer to PharMerica LTC and KPS, respectively, all of AmerisourceBergen’s and Kindred’s liabilities relating to its institutional pharmacy business that are not already liabilities of PharMerica LTC or KPS, respectively, (b) using the proceeds of the Spinco Loans (as defined below), PharMerica LTC will make a cash distribution to AmerisourceBergen and KPS will make a cash distribution to KHO, which cash distributions will total not more than $250,000,000 (together, the “Spinco Distributions”), (c) immediately following the Spinco Distribution by KPS but prior to the spin-off of KPS described in clause (d), KHO will distribute all the outstanding shares of KPS to Kindred, (d) immediately following the transactions described in clauses (b) and (c), AmerisourceBergen and Kindred will each deliver a single certificate representing all of the outstanding shares of PharMerica LTC and KPS, respectively, to a distribution agent for the benefit of the stockholders of AmerisourceBergen and Kindred, respectively, (together, the “Spin-offs”), (e) immediately following the Spin-offs, Hippo Merger Sub will merge with and into PharMerica LTC, with PharMerica LTC as the surviving corporation, and Rhino Merger Sub will merge with and into KPS, with KPS as the surviving corporation (together, the “Mergers”), and each of PharMerica LTC and KPS will thereby become a wholly owned direct subsidiary of Newco, (f) pursuant to the Mergers, all shares of PharMerica LTC and KPS will be converted into shares of Newco and shares of Newco will, as consideration for the Mergers, be distributed to the stockholders of AmerisourceBergen and Kindred, and (g) immediately following the foregoing transactions, Newco will use a portion of the proceeds of term loans under the Permanent Facilities (as defined below) to repay the Spinco Loans. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (including the annexes thereto, the “Term Sheet”).

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AmerisourceBergen and Kindred have further advised JPMCB and the Arranger that (a) in order to consummate the Spinco Distributions, PharMerica LTC and KPS will require the senior secured term loans (together, the “Spinco Loans”) described in Part I of the Term Sheet in an aggregate principal amount of up to $250,000,000 and (b) immediately following the Mergers, Newco will require the senior secured facilities described in Part II of the Term Sheet in an aggregate principal amount of $375,000,000 (the “Permanent Facilities”). The Spinco Loans and the Permanent Facilities are collectively referred to herein as the “Facilities”.

JPMCB is pleased to advise you of its commitment to provide (i) up to $75,000,000 of the aggregate principal amount of the Permanent Facilities, which amount shall be allocated ratably between the Revolving Facility and the Term Facility, and (ii) its ratable share of the Spinco Loans based on the amount of its commitment under the Term Facility, in each case on the terms and subject to the conditions set forth or referred to in this Commitment Letter (this “Commitment Letter”) and in the Term Sheet, and subject to the syndication of the balance of the Facilities to other financial institutions.

You hereby appoint JPMorgan to act, and JPMorgan hereby agrees to act, as sole lead arranger and sole bookrunner for the Facilities on the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet. In such capacities, JPMorgan agrees to use its commercially reasonable efforts to assemble a syndicate of Lenders (as defined below) willing to provide the Facilities on such terms and subject to such conditions. You also hereby appoint JPMCB to act, and JPMCB hereby agrees to act, as sole administrative agent and collateral agent for the Facilities on the terms and subject to the conditions set forth or referred to in this Commitment Letter and the Term Sheet. Each of JPMorgan and JPMCB, in such capacities, will perform the functions and exercise the authority customarily performed and exercised by it in such roles. It is agreed that, except as set forth in this Commitment Letter, in the Term Sheet or in the Fee Letter (as defined below), no additional agents, co-agents, arrangers, co-arrangers, bookrunners, joint bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facilities unless you and we shall so agree.

JPMCB reserves the right, prior to or after the execution of definitive documentation for the Facilities (the “Loan Documentation”), to syndicate all or a portion of its commitment hereunder, pursuant to a syndication to be managed by the Arranger in consultation with you, to one or more financial institutions reasonably satisfactory to you (together with JPMCB, the “Lenders”) that will become parties to such Loan Documentation.

The Arranger will manage all aspects of the syndication in consultation with you, including selection of prospective Lenders, determination of when prospective Lenders will be approached, the timing of acceptance of the Lenders’ commitments, any

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naming rights, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You understand that the Arranger intends to commence syndication efforts for the Facilities promptly after the date hereof. You agree actively to assist the Arranger in completing a syndication reasonably satisfactory to the Arranger and to you between the date hereof and the date that is 60 days after the Closing Date (the “Syndication Termination Date”). Such assistance shall include (a) your using commercially reasonable efforts to ensure that syndication efforts benefit materially from your and your subsidiaries’ existing lending and investment banking relationships, (b) direct contact between your, PharMerica LTC’s and KPS’s senior management, representatives and advisors on the one hand, and the prospective Lenders, on the other hand, at mutually agreeable times and locations, (c) your assistance in the preparation of a customary Confidential Information Memorandum and other customary marketing materials reasonably requested by the Arranger to be used in connection with the syndication of the Permanent Facilities (collectively with the Term Sheet, the “Information Materials”) and (d) the hosting, with the Arranger, of one or more meetings of or a reasonable number of conference calls at mutually agreeable times with prospective Lenders. In addition, you agree promptly to prepare and provide to us at or prior to the Syndication Termination Date all such information with respect to PharMerica LTC and KPS and their respective subsidiaries and the transactions contemplated hereby, including all financial projections, estimates and forecasts and other forward-looking information (the “Projections”), as the Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Facilities, which in the case of pro forma financial information and the Projections will be comprised of the materials delivered under paragraphs 5 and 6 of Annex III to Exhibit A hereto and shall only be provided to Lenders subject to customary IntraLinks confidentiality provisions.

You hereby represent and warrant (and it shall be a condition to JPMCB’s commitments and the Arranger’s agreements hereunder) that, to the best of your knowledge, (a) all information other than the Projections (the “Information”) and information of a general economic or general industry nature that has been or will be made available to us by or on behalf of you or any of your representatives or affiliates, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be furnished to us by or on behalf of you or any of your representatives or affiliates have been and will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are furnished to us, it being recognized by us that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the earlier of the Syndication Termination Date or the completion of the primary syndication of the Facilities (as reasonably determined by the Arranger), the condition in the preceding sentence would not be satisfied if the Information

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and Projections were being furnished at such time, then you will promptly notify us and supplement the Information and the Projections so that such condition would be satisfied under those circumstances. In structuring, arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification. It is understood and agreed that the representations made hereunder by PharMerica LTC relate solely to PharMerica LTC and its affiliates; the representations made hereunder by KPS relate solely to KPS and its affiliates; and the representations made by Newco relate solely to itself and those persons which shall be its affiliates after giving effect to the transactions contemplated hereby.

As consideration for JPMCB’s commitments and the Arranger’s agreements hereunder, you agree to pay the nonrefundable fees set forth in the Term Sheet and in the Fee Letter dated as of the date hereof, among you, JPMCB and JPMorgan and delivered herewith with respect to the Facilities (the “Fee Letter”), as and when provided therein.

JPMCB’s commitments and the Arranger’s agreements hereunder to provide the services described herein are further subject to (a) there not occurring or become known to us any event, condition or circumstance that constitutes, or could reasonably be expected to result in, a material adverse effect or a material adverse change in or on the business, operations, assets, financial condition or results of operations of PharMerica LTC, KPS and their respective subsidiaries, taken as a whole, (i) determined, in the case of PharMerica LTC and its subsidiaries, since September 30, 2006, and (ii) determined, in the case of KPS and its subsidiaries, since December 31, 2006, (b) our not having discovered or otherwise becoming aware after the date hereof of any information or other matter not previously disclosed to us that, in the reasonable judgment of the Arranger, is inconsistent in a material and adverse manner with the information provided to us prior to the date hereof, of the business, operations, assets, financial condition or results of operations of PharMerica LTC, KPS and their respective subsidiaries, taken as a whole, (c) prior to and during the syndication of the Facilities, there shall be no competing offering, placement or arrangement of any debt securities or bank or other credit facilities by or on behalf of PharMerica LTC, KPS, Newco or any of their subsidiaries, and (d) the negotiation, execution and delivery of the Loan Documentation on terms and subject to conditions consistent with this Commitment Letter, the Term Sheet and the Fee Letter and otherwise mutually satisfactory. Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheet are subject to the approval and agreement of each of us and you.

You agree (a) to indemnify and hold harmless each of us and our affiliates and our and our affiliates’ officers, directors, employees, agents, advisors and controlling persons (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Term Sheet, the Fee Letter, the Facilities, the use of proceeds thereof, the transactions contemplated hereby or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether based in contract, tort or

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any other theory, whether brought by you, your affiliates or any other person or whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable, documented, out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the wilful misconduct, bad faith or gross negligence of such indemnified person or from the breach by such indemnified party of its agreements hereunder and (b) to reimburse each of us and our affiliates upon demand for all reasonable documented out-of-pocket expenses (including, without limitation, due diligence expenses, consultants’ fees, syndication expenses, travel expenses and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including, without limitation, the preparation of this Commitment Letter, the Term Sheet, the Fee Letter and the Loan Documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for (x) any damages arising from the use by others of Information or other materials obtained through electronic telecommunications or other information transmission systems (including the internet), except for damages due to wilful misconduct, bad faith or gross negligence of such indemnified person (it being understood that this clause (x) is not intended to exculpate any knowing and intentional breach of any confidentiality agreement), or (y) any special, indirect, consequential or punitive damages in connection with the Facilities or its activities related to the Facilities.

You acknowledge that each of us and our affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other entities that have or may have interests conflicting with your interests with respect to the transactions described herein or otherwise. Each of us agrees that neither it nor any of its affiliates will use confidential information obtained from you or your subsidiaries in the course of the transactions contemplated hereby (and not otherwise in its or any of its affiliates’ possession or publicly available) in connection with its or any of its affiliates’ performance of services for other companies, and neither it nor any of its affiliates will furnish any such information to other companies. You also acknowledge that none of us or any of our affiliates has any obligation to use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by us or any of our affiliates from other persons.

You acknowledge and agree that in connection with all aspects of the transactions contemplated hereby, including the Facilities, and any communications in connection therewith, you and your subsidiaries and affiliates, on the one hand, and each of us and any of our affiliates through which we may be acting, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any of us or any of our affiliates, and each party hereto agrees that no such duty will be deemed to have arisen in connection with any such transactions or communications. You further acknowledge that JPMCB and the Arranger are full service securities firms and they may from time to time effect transactions, for their own or their

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affiliates’ account or the account of customers, and from time to time hold positions in loans, securities or options on loans or securities of you and your affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and the indemnified persons) and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the indemnified persons). This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the Term Sheet) and the Fee Letter are the only agreements that have been entered into by the parties hereto with respect to the Facilities and set forth the entire understanding of the parties hereto with respect to such matters. Each of us may perform the duties and activities described herein through any of our affiliates and the indemnification and expense reimbursement provisions shall apply with equal force and effect to any such affiliate so performing any such duties and activities. It is understood and agreed that all obligations of PharMerica LTC and KPS hereunder (including in respect of syndication assistance and indemnification) prior to the Closing Date shall be several and not joint.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of any state or Federal court sitting in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby or this Commitment Letter. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by registered mail addressed to it shall be effective service of process for any suit, action or proceeding brought in any such court. Each of the parties hereto, to the fullest extent permitted under applicable law, irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment. YOU AND WE IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THIS COMMITMENT LETTER.

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You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheet, the Fee Letter, the contents of any of the foregoing or our activities pursuant hereto or thereto to any person without our prior written approval, except that (a) you may disclose this Commitment Letter, the Term Sheet, the Fee Letter and the contents hereof and thereof (i) to your officers, directors, employees, attorneys, accountants and advisors on a confidential basis (except that neither the Fee Letter nor the contents thereof may be disclosed to your financial advisors, it being understood and agreed that you may disclose on an aggregate basis the amount of the fees and expenses of the Transactions), (ii) as required by applicable law, rule, regulation or compulsory legal process (in which case you agree, to the fullest extent permitted under applicable law, to inform us promptly thereof) or (iii) in connection with the exercise of any remedies hereunder or any related document or any suit, action or proceeding relating to this Commitment Letter, the Term Sheet, the Fee Letter or any related document or the enforcement of rights hereunder or thereunder and (b) after your execution and delivery of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter, the Term Sheet and the contents hereof and thereof (but not the Fee Letter or the contents thereof except as permitted pursuant to clause (a)(ii) above) in one or more filings with the Securities and Exchange Commission and other regulatory bodies (including relevant stock exchanges) having jurisdiction over you and you may refer to this Commitment Letter and the principal terms of JPMCB’s commitments hereunder (but not the Fee Letter or the terms thereof) in one or more press releases; provided that you will provide us with a copy of any press release referring to any of us reasonably in advance of its release.

We and our affiliates will use all confidential information provided to us or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter, for purposes of the protection and enforcement of our rights and in connection with other credit relationships with you, your affiliates and your former affiliates, and shall treat confidentially all such information; provided that nothing herein shall prevent such person from disclosing any such information (a) as required by applicable law or compulsory legal process (in which case we agree, to the extent permitted by law, to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such person of any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such person or any of its affiliates, (d) to the extent that such information is received by such person from a third party that is not to such person’s knowledge subject to confidentiality obligations with respect to such information, (e) to the extent that such information is independently developed by such person, (f) to such person’s affiliates and to its and their employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the transactions contemplated hereby and are informed of the confidential nature of such information or (g) to potential and prospective Lenders and any direct or indirect contractual counterparties to any swap or derivative transaction relating to transactions contemplated hereby, in each case, who have been advised of the confidential nature of the information.

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We hereby notify you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)), each of us and each of the other Lenders may be required to obtain, verify and record information that identifies you and your subsidiaries, which information may include your and their names and addresses and other information that will allow each of us and the other Lenders to identify you and your subsidiaries in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of us and the other Lenders.

The compensation, reimbursement, indemnification, governing law, jurisdiction, venue and confidentiality provisions contained herein, in the Fee Letter and in the Term Sheet shall remain in full force and effect regardless of whether the Loan Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or JPMCB’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to syndication and with respect to confidentiality of the Fee Letter and the contents thereof) and our confidentiality obligations hereunder shall automatically terminate and be superseded by the provisions of the Loan Documentation upon the initial funding thereunder, and you and we shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and our commitments hereunder at any time subject to the provisions of the preceding sentence.

Please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to JPMorgan executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on May 31, 2007, failing which this Commitment Letter and JPMCB’s commitments and the Arranger’s agreements hereunder will terminate. If the closing of the Facilities has not occurred on or before September 30, 2007, this Commitment Letter and JPMCB’s commitments and the Arranger’s agreements hereunder shall automatically terminate unless we and you shall agree to an extension. If you elect to deliver this Commitment Letter by facsimile or other electronic imaging means, please arrange for the executed original to follow by next day courier.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

by	/s/ Dawn L. LeeLum
Name:	Dawn L. LeeLum
Title:	Executive Director

J.P. MORGAN SECURITIES INC.,

by	/s/ William Carney
Name:	William Carney
Title:	Vice President

Accepted and agreed as of the date first above written:

PHARMERICA, INC.,

by	/s/ Jack F. Quinn
Name:	Jack F. Quinn
Title:	Vice President and Treasurer

KINDRED PHARMACY SERVICES, INC.,

by	/s/ Richard A. Lechleiter
Name:	Richard A. Lechleiter
Title:	Executive Vice President and Chief Financial Officer

SAFARI HOLDING CORPORATION,

by	/s/ Gregory Weishar
Name:	Gregory Weishar
Title:	Chief Executive Officer

EXHIBIT A

Project Safari

$375,000,000 Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Summary of Principal Terms and Conditions shall have the meanings set forth in Annex II hereto.

PART I

SPINCO LOANS

Borrowers:	PharMerica, Inc., a Delaware corporation (“PharMerica LTC”) and Kindred Pharmacy Services, Inc., a Delaware corporation (“KPS” and, together with PharMerica LTC, the “Spinco Borrowers”). The obligations of each Spinco Borrower shall be several and not joint.

Transactions:	As set forth in the Description of the Transactions attached as Annex II hereto.

Spinco Loans:

Daylight loans (the “Spinco Loans”) made pro rata by the lenders under the Term Facility:

(A)   to PharMerica LTC in an aggregate principal amount equal to the amount of the Spinco Distribution to be made by PharMerica LTC; and

(B)   to KPS in an aggregate principal amount equal to the amount of the Spinco Distribution to be made by KPS;

provided that the aggregate principal amount of the Spinco Loans made to PharMerica LTC and KPS shall not taken together exceed $250,000,000.

Purpose:	The proceeds of the Spinco Loans will be used by each Spinco Borrower on the date on which the Spin-offs and Mergers are consummated (such date, the “Closing Date”) to make the Spinco Distributions described on Annex II hereto.

Availability:	The full amount of the Spinco Loans must be borrowed in a single drawing on the Closing Date.

Interest Rates and Fees:	Same as under the Term Facility.

Maturity:	The Spinco Loans will mature on the Closing Date and will be repaid by Newco with a portion of the proceeds of the Term Facility immediately following the consummation of the Spin-off Transactions.

Voluntary Prepayment:	Voluntary prepayment of the Spinco Loans will be permitted without penalty or premium.

Conditions Precedent:	Same as for the Permanent Facilities, other than the consummation of the Spin-off Transactions.

Governing Law and Forum:	New York.

PART II

PERMANENT FACILITIES

Borrower:	Safari Holding Corporation, a Delaware corporation to be renamed PharMerica Corporation on the Closing Date (“Newco”).

Transactions:	As set forth in the Description of the Transactions attached as Annex II hereto.

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. will act as sole lead arranger and sole bookrunner for each of the Permanent Facilities (in such capacities, the “Arranger”).

Administrative Agent and Collateral Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) will act as sole administrative agent and collateral agent for each of the Permanent Facilities (in such capacities, the “Agent”).

Syndication Agent:	To be determined.

Documentation Agent:	To be determined.

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB, identified and arranged by the Arranger and reasonably acceptable to the Borrower (collectively, the “Lenders”).

Facilities:

(A)   A senior secured revolving credit facility in an aggregate principal amount of $100,000,000 (the “Revolving Facility”). In the event that sufficient commitments are available, Newco may elect to increase the Revolving Facility to $150,000,000.

(B) A senior secured term loan facility in an aggregate principal amount of $275,000,000 (the “Term Facility” and, together with the Revolving Facility, the “Permanent Facilities”).

Letters of Credit:	Up to $25,000,000 of the Revolving Facility will be available to Newco for the issuance of U.S. Dollar denominated letters of credit (the “Letters of Credit”) by one or more Lenders or their affiliates (in such capacity, the “Issuing Banks”). Each Letter of Credit shall expire after the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any Letter of Credit with a one-year tenor may provide for renewal thereof under customary “evergreen” provisions for additional one-year periods (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by Newco on the same (or, if the Borrower receives notice of such drawing later than a time to be agreed, the next) business day (and may be reimbursed with the proceeds of loans under the Revolving Facility). To the extent Newco does not so reimburse the applicable Issuing Bank, the Lenders participating in the Revolving Facility will be irrevocably and unconditionally obligated to reimburse such Issuing Bank on a pro rata basis in accordance with their commitments under the Revolving Facility.

The issuance of Letters of Credit shall be subject to the customary procedures of the applicable Issuing Bank.

Swingline Loans:	JPMCB (in such capacity, the “Swingline Lender”) will make available to Newco a swingline facility under which Newco may make short-term borrowings (the “Swingline Loans”) in an aggregate principal amount not in excess of $10,000,000. Except for purposes of calculating the Commitment Fee described in Annex I hereto, outstanding Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, Lenders participating in the Revolving Facility will be irrevocably and unconditionally obligated to purchase participations in outstanding Swingline Loans pro rata in accordance with their commitments under the Revolving Facility.

Purpose:

(A)   On the Closing Date, the proceeds of the loans under the Term Facility will be used (i) to refinance in full the Spinco Loans and (ii) to pay fees and expenses incurred in connection with the transactions described in Annex II.

(B) The proceeds of loans under the Revolving Facility will be used by Newco for working capital and other general corporate purposes

(C) Letters of Credit will be used by Newco for general corporate purposes.

Availability:	(A) The entire aggregate principal amount of the Term Facility must be drawn in a single drawing on the Closing Date. Amounts repaid under the Term Facility may not be reborrowed.

(B)   Loans and Letters of Credit under the Revolving Facility will be available at any time on or after the Closing Date and prior to the final maturity or earlier termination of the Revolving Facility (and in the case of ABR borrowings under the Revolving Facility will be available on a same day basis). No more than $20,000,000 may be borrowed under the Revolving Facility on the Closing Date. Amounts repaid under the Revolving Facility may be reborrowed, subject to satisfaction of the borrowing conditions.

Maturity:	(A) The Term Facility will mature on the date that is five years after the Closing Date. There will be no amortization under the Term Facility.

(A) The Revolving Facility will mature, and the commitments thereunder will terminate, on the fifth anniversary of the Closing Date.

Interest Rates and Fees:	As set forth on Annex I hereto.

Increase of Revolving Facility:	The Loan Documentation (as defined below) will permit Newco, subject to satisfaction of customary conditions, to obtain additional commitments under the Revolving Facility in an aggregate principal amount of up to $50,000,000 from Lenders or other financial institutions reasonably acceptable to the Agent that are willing, in their sole discretion, to provide such additional commitments.

Guarantees:	All obligations of Newco under each of the Permanent Facilities and all obligations under any interest rate, currency, commodity or other hedging arrangements or under any cash management or purchasing card arrangements entered into by Newco with any Lender (or affiliates thereof) (collectively, the “Obligations”) will be unconditionally guaranteed (the “Guarantees”), on a joint and several basis, by each existing and each subsequently acquired or organized wholly owned subsidiary of Newco other than subsidiaries that are controlled foreign corporations (“CFCs”) for US tax purposes (collectively, the “Subsidiary Loan Parties”). Newco and the Subsidiary Loan Parties are collectively referred to as the “Loan Parties”.

Security:	The Obligations and the Guarantees will be secured by first-priority pledges of, security interests in, and mortgages on, (a) all the equity interests in each existing and each subsequently acquired or organized Subsidiary Loan Party and in each existing and each subsequently acquired or organized direct subsidiary of any Loan Party (which pledge, in the case of equity interests in any first-tier CFC shall be limited to 100% of the non-voting equity interests and 66% of the voting equity interests in such subsidiary), (b) substantially all the tangible and intangible assets and properties of each Loan Party (including but not limited to cash, cash equivalents, deposit accounts, securities accounts, accounts receivable, instruments, chattel paper, documents, investment property, intercompany notes, inventory, general intangibles, intellectual property and licenses, letter of credit rights, commercial tort claims, equipment and real property interests) and (c) all proceeds of the foregoing (collectively, the “Collateral”); provided that (i) security interests shall not be provided in (A) motor vehicles, (B) deposit accounts, (C) immaterial fee interests in real property, (D) real property leases, (E) letters of credit and letter of credit rights not constituting supporting obligations, (F) intellectual property to the extent perfection of a security interest thereon requires any filing to be made outside the United States, (G) money, (H) contracts, licenses, leases, permits and other property subject to enforceable provisions (after giving effect to the applicable provisions of the Uniform Commercial Code) that would be violated by the granting of a security interest thereon and (ii) the Loan Parties shall not be required to (A) enter into control agreements or otherwise provide control with respect to any securities accounts, (B) except in connection with the mortgage of material fee interests in real property, make any fixture filings or any other filings in any real estate recording office, or (C) deliver any security certificates, instruments or chattel paper other than (x) certificates evidencing equity interests in subsidiaries constituting certificated securities or (y) intercompany indebtedness in excess of an amount to be agreed.

All the above-described pledges, security interests

and mortgages shall be created on customary terms, and pursuant to customary documentation, reasonably satisfactory to the Agent. On the Closing Date, such pledges, security interests and mortgages shall have been perfected (or arrangements for the perfection thereof on the Closing Date reasonably satisfactory to the Agent shall have been made) and the Agent shall have received reasonably satisfactory evidence as to the enforceability, perfection and priority thereof. None of the Collateral shall be subject to any other liens, except as permitted by the Loan Documentation.

Notwithstanding the foregoing, the Agent may agree to exclude particular assets from the Collateral where it determines that the costs of including such assets would be excessive in relation to the benefits afforded to the Lenders.

Mandatory Prepayments:	Loans under the Term Facility, but not loans or letters of credit under the Revolving Facility will be required to be prepaid with (a) 100% of the net cash proceeds received by Newco or any of its subsidiaries from any sale, transfer or other disposition of assets or properties of Newco or any of its subsidiaries and insurance proceeds or condemnation awards in respect of any such assets or properties, in each case for any such transaction or series of related transactions in an amount exceeding an amount to be agreed (other than sales of inventory in the ordinary course of business, certain contemplated dispositions to be specified in the Loan Documentation and other limited exceptions to be agreed upon and subject to a right, without limitation as to amount, to reinvest any such proceeds within 365 days of receipt (or, if a binding commitment to so reinvest such proceeds is entered into during such 365-day period, within 180 days after the end of such 365-day period), and (b) 100% of the net cash proceeds of incurrences of indebtedness by Newco or any of its subsidiaries (other than Indebtedness permitted under the Loan Documentation except to the extent a prepayment is required as a condition to any such incurrence).

Optional Prepayments and Commitment Reductions:	Optional prepayments, in whole or in part, of loans under any of the Permanent Facilities and optional permanent reductions, in whole or in part, of commitments under the Revolving Facility will be permitted at any time in minimum principal amounts to be agreed upon, without premium or penalty; provided that, in the case of reductions of commitments under the Revolving Facility, any outstanding loans under the Revolving Facility that, together with letter of credit exposures and Swingline Loans, would exceed the reduced commitments must be prepaid and, in the case of prepayment of an Adjusted LIBO Rate loan other than at the end of the applicable interest period, the redeployment costs must be reimbursed.

Documentation:	The Permanent Facilities will be documented pursuant to a credit agreement and other loan, security and guarantee documentation incorporating the terms contained herein and other customary terms and provisions usual for facilities and transactions of this type that shall be mutually agreed (collectively and, together with the definitive documentation in respect of the Spinco Loans, the “Loan Documentation”).

Representations and Warranties:	Representations and warranties (to be applicable to Newco and its subsidiaries) shall consist of the following: organization and powers; authorization and enforceability; material approvals, consents and filings; absence of conflicts; material accuracy of financial statements; absence of material adverse change; title to material properties; intellectual property rights; absence of pending or threatened litigation or investigations; material regulatory and environmental matters; material compliance with laws (including ERISA, margin regulations and environmental laws) and, as of the Closing Date, no material adverse effect in respect of material agreements; absence of defaults; inapplicability of the Investment Company Act; payment of taxes; ERISA and employment benefit matters; accuracy of disclosure; corporate structure and subsidiaries at the Closing Date; insurance; Federal Reserve regulations; solvency at the Closing Date; and validity, perfection and priority of security interests in the Collateral.

Conditions Precedent to Initial Extension of Credit:

The availability of the Permanent Facilities will be conditioned upon the satisfaction of the following conditions precedent: execution and delivery by the Loan Parties and the Agent of the Loan Documentation, delivery of legal opinions from counsel to the Spinco Borrowers and Newco, evidence of authority and officers’ certificates, delivery of customary documents and certificates relating to organization, existence and good standing of each Loan Party, the execution and delivery of security documents, which shall be in full force and effect, and delivery of a completed perfection certificate, evidence of insurance, certification of solvency (after giving effect to the transactions contemplated hereby), and, to the extent invoiced, payment or reimbursement of the Agent’s reasonable out-of-pocket expenses required to be paid pursuant to the Loan Documentation, including the reasonable fees, charge and disbursements of counsel for the Agent.

Under the Loan Documentation, the availability of the Permanent Facilities will also be subject to the conditions precedent set forth in Annex III hereto.

Conditions Precedent to Each Extension of Credit:	The making of each extension of credit (including the initial extension of credit) under the Permanent Facilities shall be conditioned upon (a) the accuracy of representations and warranties in all material respects, (b) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit and (c) the delivery of a borrowing notice.

Affirmative Covenants:	Affirmative covenants (to be applicable to Newco and its subsidiaries and with exceptions and materiality and other qualifications to be agreed), shall consist of: delivery of financial statements, annual budgets and other information; delivery of notices of default, litigation, ERISA events and other material events; information regarding Collateral; maintenance of existence and rights and licenses; conduct of business; payment and performance of obligations; maintenance of properties; maintenance of insurance; maintenance of books and records; inspection and audit rights; compliance with laws and with contractual obligations; use of proceeds; and further assurances with respect to Collateral, Guarantees and new subsidiaries.

Negative Covenants:	Negative covenants (to be applicable to Newco and its subsidiaries and with exceptions, baskets and other qualifications to be agreed) shall consist of: limitations on indebtedness and preferred equity interests; limitations on liens; limitations on fundamental changes; limitations on investments, loans, advances, guarantees and acquisitions (it being understood that the limitations on investments in non-wholly owned subsidiaries will permit working capital advances to be made to such subsidiaries in an aggregate amount at any time outstanding not to exceed an available amount basket to be agreed); limitations on asset dispositions (including on dispositions resulting in subsidiaries becoming non-wholly owned); limitations on sale-leaseback transactions; limitations on hedging agreements; limitations on dividends and distributions on, and redemptions and repurchases of, equity interests and other similar payments; limitation on prepayments, redemptions and repurchases of certain specified debt to be agreed; limitations on transactions with affiliates; limitations on restrictive agreements affecting subsidiaries; prohibition of changes in fiscal year; and limitations on lines of business.

Financial Covenants:	The Loan Documentation will contain the following financial covenants (with definitions and levels to be agreed upon): (a) maximum ratio of total indebtedness to consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended and (b) (other than at any time when either (A) the leverage ratio described in clause (a) is less than 2.0 to 1.0 or (B) both S&P and Moody’s shall have in effect for Newco corporate credit ratings that are investment grade) minimum ratio of (i) consolidated EBITDAR minus maintenance capital expenditures to (ii) consolidated interest expense plus rents plus scheduled amortization for any period of four consecutive fiscal quarters.

Events of Default:	Events of default (to be applicable to Newco and its subsidiaries and to be subject to exceptions, baskets and materiality and other qualifications to be agreed) shall consist of: nonpayment of principal, interest or other amounts; inaccuracy of representations and warranties; breach of covenants; cross default and cross acceleration to material debt obligations; certain bankruptcy and insolvency events in respect of Newco and its subsidiaries other than immaterial subsidiaries; material judgments; ERISA events; actual or asserted invalidity of security documents or Guarantees; failure of Lenders’ liens to be perfected on Collateral; failure of Loan Documentation to be in full force and effect; and Change in Control (to be defined).

Voting:	Amendments and waivers of the Loan Documentation relating to the Permanent Facilities will require the approval of Lenders holding more than 50% of the sum of the aggregate amount of the loans, letter of credit exposures and unused commitments under the Permanent Facilities, except that (a) the consent of each adversely affected Lender shall be required with respect to (i) increases in such Lender’s commitments, (ii) reductions of such Lender’s principal, interest or fees, (iii) extensions of final maturity of such Lender’s loans or commitments or dates on which payments to such Lender are due, (b) the consent of each Lender will be required with respect to (i) modifications to any of the voting percentages included in such Loan Documentation, (ii) modifications of the pro rata provisions included in such Loan Documentation, (iii) releases of all or substantially all of the Collateral and (iv) releases of all or substantially all of the Guarantees, (c) (i) the consent of a requisite percentage in interest of any class of Lenders will be required for amendments and waivers that by their terms adversely affect such class of Lenders differently from the Lenders of any other class and (ii) only the consent of the requisite percentage in interest of any class or classes of Lenders (and not of any other class or classes of Lenders) will be required for amendments and waivers that, together with related amendments and waivers, by their terms adversely affect only the rights of such class or classes (and not of such other class or classes) and (d) the consent of the Agent, the applicable Issuing Bank and the Swingline Lender will be required to amend, modify or otherwise affect the rights and duties of the Agent, such Issuing Bank or the Swingline Lender, as the case may be.

Cost and Yield Protection; Withholding Taxes:	Usual for facilities and transactions of this type.

Assignments and Participations:	Lenders will be permitted to assign loans and commitments with the consent, not to be unreasonably withheld, of (a) Newco (unless (i) an event of default has occurred and is continuing or (ii) such assignment is an assignment (A) under the Revolving Facility to a Lender with a commitment under the Revolving Facility immediately prior to such assignment or (B) under the Term Facility to a Lender, an affiliate of a Lender or an approved fund), and (b) the Agent (unless such assignment is an assignment (i) under the Revolving Facility to a Lender with a commitment under the Revolving Facility immediately prior to such assignment or (ii) under the Term Facility to a Lender, an affiliate of a Lender or an approved fund), and (c), in the case of assignments under the Revolving Facility, the Issuing Bank. Each assignment (except an assignment of the entire remaining principal amount of the assigning Lender’s loans or commitments under the applicable Facility or an assignment to another Lender, an affiliate of a Lender or an approved fund) will be in a minimum amount of (a) $5,000,000 in respect of loans and commitments under the Revolving Facility and (b) $5,000,000 in respect of loans under the Term Facility. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata among the Facilities.

The Lenders will be permitted to participate loans

and commitments without restriction. Voting rights of participants shall be limited to customary matters.

Expenses and Indemnification:	Newco will pay (a) all reasonable out-of-pocket expenses (including reasonable fees, disbursements and other charges of external counsel) of the Arranger and the Agent associated with the structuring, arrangement and syndication of the Facilities and with the preparation, execution, delivery, administration, waiver or modification of the Loan Documentation and (b) all reasonable out-of-pocket expenses (including reasonable fees, disbursements and other charges of counsel) of the Arranger, the Agent and the Lenders (which in the case of each of them may include external or internal counsel but not both) in connection with the enforcement of the Loan Documentation. In addition, all documentary taxes associated with the Facilities will be paid by Newco.

Newco will indemnify the Arranger, the Agent, the Lenders, their affiliates and their and their affiliates’ officers, directors, employees, agents, advisors and controlling persons and hold them harmless from and against all claims, damages, losses, liabilities and expenses (including reasonable fees, disbursements and other charges of counsel) of any such indemnified person arising out of or relating to the Loan Documentation, the Facilities, the use of proceeds thereof, the transactions contemplated hereby or any related claim, litigation or other proceeding (regardless of whether based in contract, tort or any other theory, whether brought by Newco, its affiliates or any other person or whether any indemnified person is a party thereto); provided that no indemnified person will be indemnified for claims, damages, losses, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such indemnified person or from the breach by such indemnified party of its agreements under the Loan Documents.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Cravath, Swaine & Moore LLP.

ANNEX I

TO EXHIBIT A

Interest Rates:	The interest rates under the Permanent Facilities will be as follows:

Revolving Facility

Newco may elect that the loans under the Revolving Facility bear interest at a rate per annum equal to (a) ABR plus the Applicable Margin for ABR loans or (b) the Adjusted LIBO Rate plus the Applicable Margin for Adjusted LIBO Rate loans.

Term Facility

Newco may elect that the loans under the Term Facility bear interest at a rate per annum equal to (a) ABR plus the Applicable Margin for ABR loans or (b) the Adjusted LIBO Rate plus the Applicable Margin for Adjusted LIBO Rate loans.

As used herein:

“ABR” means the higher of (a) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (b) the Federal funds effective rate from time to time plus 0.50%.

“Adjusted LIBO Rate” means the London interbank offered rate, adjusted for statutory reserve requirements.

The “Applicable Margin” will in each case be the spread specified in the table appearing at the end of this Annex I, based on the Leverage Ratio (to be defined) at the time of determination.

Interest Periods:	Newco may elect interest periods of one, two, three, six or, if available from all applicable Lenders, nine or twelve months for Adjusted LIBO Rate loans.

Interest Payment Dates:	Interest will be payable on loans bearing interest based on the Adjusted LIBO Rate in arrears on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period, upon repayment of the relevant loan and at final maturity.

Interest will be payable on loans bearing interest based on ABR in arrears quarterly, at final maturity and, in the case of ABR loans under the Term Facility and Swingline Loans, upon repayment of the relevant loan.

Default Rate:	The default rate on overdue amounts will be the applicable interest rate on such amount plus 2.00% per annum.

Commitment Fee:	A Commitment Fee will accrue and be payable on the daily unused commitments under the Revolving Facility, commencing to accrue on the Closing Date and payable in arrears at the end of each quarter and upon termination of the Revolving Facility. The per annum rate at which the Commitment Fee will accrue at any time will be the Commitment Fee specified in the table appearing at the end of this Annex I, based on the Leverage Ratio (to be defined) at such time. For the purpose of calculating the Commitment Fees, outstanding Swingline Loans will be deemed not to utilize the commitments under the Revolving Facility.

The Commitment Fee shall be distributed to Lenders participating in the Revolving Facility pro rata in accordance with their commitments thereunder.

Letter of Credit Fees:	A Letter of Credit Fee will accrue on the daily aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon termination of the Revolving Facility. The per annum rate at which the Letter of Credit Fee will accrue will be the Applicable Margin for LIBOR loans under the Revolving Facility.

The Letter of Credit Fee shall be distributed to Lenders participating in the Revolving Facility pro rata in accordance with their commitments thereunder.

In addition, Newco shall pay to the applicable Issuing Bank, for its own account, (a) a fronting fee in an amount to be agreed upon on the daily aggregate face amount of outstanding Letters of Credit, payable in

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arrears at the end of each quarter and upon termination of the Revolving Facility and (b) such Issuing Bank’s customary issuance and administration fees.

Interest Rate and Fee Basis:	All interest and fees will be calculated on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate).

Total Leverage Ratio	Commitment Fee (bps)	LIBOR Spread (bps)	ABR Spread (bps)
>4.0x	25.0	175.0	75.0
> 3.5x but ≤ 4.0x	25.0	150.0	50.0
> 3.0x but ≤ 3.5x	20.0	125.0	25.0
> 2.0x but ≤ 3.0x	17.5	100.0	0
> 1.0x but ≤ 2.0x	15.0	75.0	0
≤1.0x	12.5	62.5	0

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ANNEX II

TO EXHIBIT A

Project Safari

Description of the Transactions

This Transaction Description outlines the transactions you have advised us that you intend to consummate in connection with the Spin-offs and Mergers described below. The date on which the Spin-offs and Mergers are consummated is referred to as the “Closing Date”. Capitalized terms used but not defined in this Annex II shall have the meanings set forth in the Summary of Principal Terms and Conditions to which this Annex II is attached.

The transactions set forth below will be consummated on the Closing Date pursuant to the Master Transaction Agreement dated as of October 25, 2006 (such agreement, together with the related definitive documentation, the “Transaction Agreement”), by and among AmerisourceBergen Corporation, a Delaware corporation (“AmerisourceBergen”), PharMerica, Inc., a Delaware corporation and wholly owned subsidiary of AmerisourceBergen (“PharMerica LTC”), Kindred Healthcare, Inc., a Delaware corporation (“Kindred”), Kindred Healthcare Operating, Inc., a Delaware corporation and wholly owned subsidiary of Kindred (“KHO”), Kindred Pharmacy Services, Inc., a Delaware corporation and wholly owned subsidiary of KHO (“KPS”), Safari Holding Corporation, a Delaware corporation (“Newco” and, together with AmerisourceBergen and Kindred, “you”), Hippo Merger Corporation, a Delaware corporation and wholly owned subsidiary of Newco (“Hippo Merger Sub”), and Rhino Merger Corporation, a Delaware corporation and wholly owned subsidiary of Newco (“Rhino Merger Sub”).

(a)	(i) Pharmacy Corporation of America, a Delaware corporation and a wholly-owned subsidiary of PharMerica LTC, will transfer its wholly owned subsidiaries PMSI, Inc. and TMESYS, Inc., which conduct AmerisourceBergen’s workers’ compensation services businesses, to AmerisourceBergen or a subsidiary of AmerisourceBergen that is not a subsidiary of PharMerica LTC, (ii) each of AmerisourceBergen, PharMerica LTC, Kindred and KPS will take all actions necessary to cause AmerisourceBergen and Kindred, respectively, to own all of PharMerica LTC’s and KPS’s right, title and interest in all assets that are not owned, used or held for use primarily in connection with the institutional pharmacy business of PharMerica LTC or KPS, respectively, and to assign and transfer to AmerisourceBergen and Kindred, respectively, all of PharMerica LTC’s and KPS’s liabilities not relating to its institutional pharmacy business and (iii) each of AmerisourceBergen, PharMerica LTC, Kindred and KPS will take all actions necessary to cause PharMerica LTC and KPS, respectively, to own all of AmerisourceBergen’s and Kindred’s right, title and interest in all assets used or held for use primarily in connection with the institutional pharmacy business that are not already owned by PharMerica LTC and KPS, and to assign and transfer to PharMerica LTC and KPS, respectively, all of AmerisourceBergen’s and Kindred’s liabilities relating to its institutional pharmacy business that are not already liabilities of PharMerica LTC or KPS, respectively.

(b)	Using the proceeds of the Spinco Loans (as defined below), PharMerica LTC will make a cash distribution to AmerisourceBergen and KPS will make a cash distribution to KHO, which cash distributions will total not more than $250,000,000 (together, the “Spinco Distributions”).

(c)	Immediately following the Spinco Distribution by KPS but prior to the spin-off of KPS described in clause (d), KHO will distribute all the outstanding shares of KPS to Kindred.

(d)	Immediately following the transactions described in clauses (b) and (c), AmerisourceBergen will spin-off PharMerica LTC to the stockholders of AmerisourceBergen and Kindred will spin-off KPS to the stockholders of Kindred (together, the “Spin-offs”).

(e)	Immediately following the Spin-offs, Hippo Merger Sub will merge with and into PharMerica LTC, with PharMerica LTC as the surviving corporation, and Rhino Merger Sub will merge with and into KPS, with KPS as the surviving corporation (together, the “Mergers”), and each of PharMerica LTC and KPS will thereby become a wholly owned direct subsidiary of Newco.

(f)	Pursuant to the Mergers all outstanding shares of PharMerica LTC and KPS will be converted into shares of Newco and shares of Newco will, as consideration for the Mergers, be distributed to the stockholders of AmerisourceBergen and Kindred.

(g)	Immediately following the foregoing transactions, Newco will use a portion of the proceeds of term loans under the Permanent Facilities (as defined below) to repay the Spinco Loans.

The transactions set forth in clauses (a) through (f) above are referred to as the “Spin-off Transactions”).

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ANNEX III

TO EXHIBIT A

Project Safari

Conditions Precedent to Borrowings

on the Closing Date

The availability of each Permanent Facility, in addition to the conditions set forth in the Summary of Principal Terms and Conditions to which this Annex III is attached, shall be subject to the satisfaction or waiver of the following conditions precedent. Capitalized terms used but not defined in this Annex III shall have the meanings set forth in such Summary or in Annex II thereto.

1.	The Spin-off Transactions shall have been, or shall substantially simultaneously be, consummated pursuant to the terms and conditions of the Transaction Agreement and related agreements and consistent in all material respects with the information set forth in the Form S-4/S-1 filed with the Securities and Exchange Commission (the “SEC”) on May 24, 2007, including the pro forma financial information contained therein (it being understood that while the Spin-off Transactions will be effected consistent in all material respects with the Form S-4/S-1 most recently filed with the SEC as of the Closing Date, satisfaction of the condition precedent set forth in this paragraph 1 will be determined based upon material consistency with the Form S-4/S-1 filed on May 24, 2007, unless the Arranger shall agree to base such determination on a later filed Form S-4/S-1). There shall be no material payments to AmerisourceBergen, Kindred or their affiliates in respect of the Spin-offs other than the Spinco Distributions and as otherwise required under the Transaction Agreement. No term or condition of the Transaction Agreement or any related agreement shall have been waived, amended or otherwise modified in a manner material and adverse to the interests of the Lenders without the prior approval of the Arranger. The Arranger shall have received true and complete copies of the Transaction Agreement, all other material agreements required to be delivered thereunder and all other material agreements delivered thereunder or in connection therewith. The terms of any agreements that are material to the interests of the Lenders entered into in connection with the Spin-off Transactions shall not be inconsistent in any material respect with the terms of the Commitment Letter, the exhibits thereto, the Transaction Agreement and, if applicable, the form of such agreement filed with the SEC on or prior to May 24, 2007.

2.	All pre-existing indebtedness and guarantees (subject to limited exceptions to be agreed upon) of Newco, PharMerica LTC and KPS and their respective subsidiaries shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Arranger, and Newco, PharMerica LTC and KPS and their respective subsidiaries shall have outstanding no indebtedness or preferred equity interests other than (A) the loans and other extensions of credit under the Facilities and (B) other limited indebtedness (including capital leases and purchase money debt in an aggregate amount up to $10,000,000) to be agreed upon.

3.	The Lenders shall have received copies of and be reasonably satisfied with the form and substance of each of (i) the solvency opinions of American Appraisal Associates and Houlihan Lokey Howard & Zukin, delivered to the Boards of Directors of AmerisourceBergen and Kindred, respectively, and (ii) the opinions of counsel delivered to AmerisourceBergen and Kindred as to the tax-free nature of the Spin-offs.

4.	The Arranger shall have received unaudited financial statements of PharMerica LTC and KPS for each fiscal quarter ended after March 31, 2007, but at least 45 days prior to the Closing Date, all meeting the requirements of Regulation S-X for Form S-1 registration statements and all such financial statements shall be satisfactory in form and substance to the Arranger.

5.	The Arranger shall have received a pro forma consolidated balance sheet of Newco as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations for the most recent fiscal year, interim period (if available), in each case adjusted to give effect to the Spin-off Transactions, the other transactions related thereto and any other transactions that would be required to be given pro forma effect by Regulation S-X and such other adjustments as are customary for similar financings or as otherwise agreed between you and the Arranger.

6.	The Arranger and the Lenders shall have received current projections (broken down by quarter for the first year and by year thereafter) for Newco and its subsidiaries after giving effect to the Spin-off Transactions through the fifth anniversary of the Closing Date.

7.	All material governmental, shareholder and third-party approvals and consents necessary in connection with the Spin-offs, the Mergers and the transactions contemplated thereby and otherwise referred to herein, and all governmental, shareholder and third-party approvals and consents required in connection with the Facilities and the guarantees and security interests in respect thereof that are material to the interests of the Lenders, shall have been received and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any applicable authority.

8.	There shall not exist any action, suit, investigation, litigation or proceeding pending or, to the knowledge of Newco, PharMerica LTC or KPS, threatened in any court or before any arbitrator or governmental authority that (a) has had or could reasonably be expected to have a material adverse effect on Newco and its subsidiaries or on PharMerica LTC, KPS and their respective subsidiaries, taken as a whole, or any of the transactions contemplated hereby, or (b) relates to the financing transactions contemplated hereby which could reasonably be expected to adversely affect the interests of the Lenders.

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9.	All costs, fees, reasonable, documented, out-of-pocket expenses (including, without limitation, reasonable, documented, out-of-pocket fees and expenses of external counsel to the Arranger and the Agent) and other compensation payable to JPMCB, the Arranger or the Lenders shall have been paid, in each case to the extent invoiced at least one business day prior to the Closing Date.

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